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                                                                    Exhibit 15.1


Castlewood Holdings Limited
3rd Floor, Windsor Place
18 Queen Street
Hamilton, Bermuda HM 11

Attention: Richard Harris, CFO


We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Castlewood Holdings Limited and subsidiaries for the nine-month and three-month periods ended September 30, 2006 and 2005, and have issued our report dated November 28, 2006 which included an explanatory paragraph relating to a restatement of the 2005 consolidated statement of earnings. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.



We are aware that our reports referred to above are being included in this Amendment No. 4 to Registration Statement No 333-135699 on Form S-4.


We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche
Hamilton, Bermuda


December 13, 2006